UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2009 (February 27, 2009)

Lifevantage Corporation
(Exact name of registrant as specified in its charter)

Colorado	000-30489	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11545 W. Bernardo Court, Suite 301, San Diego, California	92127
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 312-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On March 10, 2009, Lifevantage Corporation (the “Company”) held the first closing of an offering to accredited investors of shares of common stock and warrants to purchase common stock (the “Offering”). To date, the Company has sold 3,925,000 shares of Common Stock of the Company at a purchase price of $0.20 per share and issued warrants exercisable for 3,925,000 shares of Common Stock of the Company in the Offering, for aggregate gross proceeds of $785,000. The warrants sold in the Offering have an exercise price of $0.50 per share and may be exercised at any time following issuance during the three year exercise period. The Company expects to close the remainder of the sales to accredited investors in the Offering on or before March 31, 2009.

The shares and warrants were offered and sold in the Offering only to persons who meet the definition of “accredited investor” set forth in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, or to persons who are not “U.S. persons” as defined in Regulation S under the Securities Act, pursuant to exemptions from registration provided by Rule 506 of Regulation D of the Securities Act and Regulation S of the Securities Act.

Item 7.01 Regulation FD Disclosure

On February 27, 2009, Zrii, LLC (“Zrii”) filed a complaint against Lifevantage Corporation (the “Company”) and two former Zrii independent contractors in the United States District Court for the Southern District of California. The Company has retained outside counsel to respond to the claims of Zrii and consider any potential counter claims by the Company. The Company believes the claims of Zrii to be without merit and intends to defend the action vigorously. The Company currently believes that the ultimate outcome of these proceedings will not have a material adverse effect on the Company. However, were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 16, 2009

LIFEVANTAGE CORPORATION

By:	/s/ Bradford K. Amman
Bradford K. Amman Chief Financial Officer